Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cyberonics, Inc.:

We consent to the use of our reports dated June 16, 2014, with respect to the consolidated balance sheets of Cyberonics, Inc. as of April 25, 2014 and April 26, 2013, and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive income for the 52 weeks ended April 25, 2014, April 26, 2013 and April 27, 2012, and the effectiveness of internal control over financial reporting as of April 25, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Houston, Texas

June 12, 2015